EXHIBIT 99.1

LITHIA MOTORS REPORTS RECORD Q3 REVENUES; EARNINGS PER SHARE INCREASE 19% TO 83 CENTS

Lithia Motors' Highlights for continuing operations for period ended Sept. 30, 2005:

Third quarter 2005		First Nine Months 2005
Total Revenues:	+16%	Total Revenues:	+12%
Total Same-Store Revenues:	+7.9%	Total Same-Store Revenues:	+2.7%
Operating Profits:	+27%	Operating Profits:	+29%
Net Income:	+22%	Net Income:	+23%

MEDFORD, OREGON, October 25, 2005 (5:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that net income from continuing operations rose 22% to $17.7 million in the third quarter of 2005 compared to $14.5 million in the third quarter of 2004. Earnings per share from continuing operations, including the effect of the accounting change for convertible notes and discontinued operations, increased 19% to $0.83 per fully diluted share as compared to $0.70 in the third quarter of 2004. This was on 2% more diluted shares outstanding.

Third quarter 2005 sales increased 16% to $869.3 million from $751.0 million in the third quarter of 2004. New vehicle sales increased 15%, used vehicle sales increased 16%, finance/insurance sales increased 19%, and parts/service sales increased 11%.

Sidney B. DeBoer, Lithia's Chairman and Chief Executive Officer, commented, "The third quarter can be characterized by same-store sales and same-store gross profit growth across all business lines, cost savings, and margin improvement in the used retail business. The third quarter operating margin improved 40 basis points to 4.4%, as compared to the same period last year. This is the highest operating margin level that the company has achieved for the third quarter. We have now seen operating margin improvements in every quarter of the year."

"Finally, new vehicle inventories are well positioned going into the fourth quarter. New vehicle inventories at the end of September were 24 days lower than year-end 2004 levels and 14 days lower than at the end of the second quarter of the year," concluded Mr. DeBoer.

For the nine-month period ended September 30, 2005, Lithia's net income from continuing operations rose 23% to $40.6 million as compared to $33.0 million in the same period last year. Earnings per share from continuing operations, including the effect of the accounting change for convertible notes and discontinued operations, increased 16% to $1.91 per fully diluted share as compared to $1.65 in the same period last year. This was on 7% more diluted shares outstanding.

For the first nine months, total sales increased 12% to $2.30 billion from $2.06 billion in the same period last year. New vehicle sales increased 11%, used vehicle sales increased 11%, finance/insurance sales increased 15% and parts/service sales increased 10%.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "Lithia has demonstrated its operating strength in the first nine months of the year. Year to date through the end of September, we have seen improvements in our total gross margin, operating margin and pretax margin. We have made significant gains on the cost side of the business as demonstrated by our SG&A as a percentage of gross profit that improved by 300 basis points. Total same-store sales have grown 2.7% while total same-store gross profit demonstrated better results, growing 3.5% ."

"Our guidance for the fourth quarter and full-year 2005 and 2006 is included in the table below. We have raised our full-year 2005 guidance by two cents. The full-year 2006 guidance assumes a steady pace of acquisitions and includes the effect of FAS 123, expensing for stock options, that will take affect in the first quarter of the year," concluded Jeffrey B. DeBoer.

	Guidance	Guidance	Guidance
EPS excluding new accounting	4Q 2005	FY 2005	FY 2006
pronouncements:	$0.45 - $0.48	$2.51 - $2.54	N/A
Effect of Convertible Notes	($0.03)	($0.18)	N/A
EPS - Reportable 2005	$0.42 - $0.45	$2.33 - $2.36	$2.45 - $2.55
Effect of FAS 123(R)		N/A	($0.08)
EPS - Reportable 2006		N/A	$2.37 - $2.47

In October of 2004, the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) ratified Issue No. 04-8, requiring the company to include in its share count in determining diluted earnings per share, the shares potentially issuable to the holders of its $85,000,000 in principal amount 2.875% Senior Subordinated Notes Due 2014, even though the holder of such notes cannot convert the notes into common stock except under certain limited circumstances and then only at a conversion price of approximately $37.69 per share. Previously, the shares issuable would only have been included in the calculation of diluted EPS if the holders were then entitled to convert the notes. For purposes of calculating reported diluted EPS for the third quarter ended 2005, Lithia is required to increase its share count by the amount contingently issuable to the noteholders. This resulted in an additional 2.255 million shares for the first three quarters of 2005. Adoption of the accounting statement did not affect the cash flow of the company.

Also, in December 2004, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement 123 (revised 2004) ("FAS 123 (R)") that will require that the value of all equity-based compensation arrangements, including stock options and employee stock purchase plans, be accounted for using a "fair value" method. Previously, the Company had accounted for such arrangements under the "intrinsic method" permitted by APB 25 and the amounts noted in the footnotes to the companies financials filed on form 10K. The new rules, absent any change, will be effective for the Company commencing with the first quarter of 2006. Adoption of this accounting change does not affect the cash flow of the Company.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the third quarter 2005 in its conference call scheduled for 11 a.m. PDT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 92 stores and 184 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including, without limitation, economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits of Lithia's operating model, inventory position, anticipated revenues of recently acquired stores, ability to complete additional acquisitions in 2005 and projected fourth quarter, full-year 2005 and full-year 2006 earnings per share guidance, and potential changes in accounting standards.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited
	Three Months Ended
	September 30,		$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
New Vehicle Sales	$517,536	$448,805	$68,731	15.3%
Used Vehicle Sales	227,959	196,784	31,175	15.8
Finance & Insurance	32,979	27,660	5,319	19.2
Service, Body & Parts Sales	82,456	74,147	8,309	11.2
Fleet & Other Revenues	8,380	3,631	4,749	130.8
Total Revenues	869,310	751,027	118,283	15.7
Cost of Sales	726,555	627,242	99,313	15.8
Gross Profit	142,755	123,785	18,970	15.3
SG&A Expense	100,594	90,260	10,334	11.4
Depreciation/Amortization	3,678	3,208	470	14.7
Income from Operations	38,483	30,317	8,166	26.9
Flooring Interest Expense	(5,628)	(4,472)	1,156	25.8
Other Interest Expense	(3,043)	(2,305)	738	32.0
Other Expense, net	189	203	(14)	(6.9)
Income from continuing operations
before income taxes	30,001	23,743	6,258	26.4
Income Tax Expense	12,276	9,260	3,016	32.6
Income Tax Rate	40.9%	39.0%
Net Income from continuing ops.	17,725	14,483	3,242	22.4
Income (Loss) from discontinued
operations, net of income taxes	(93)	(13)	(80)	615.4
Net Income	$17,632	$14,470	$3,162	21.9%

Diluted Net Income per share
including effect of convertibles notes:
Continuing Operations	$0.90	$0.76	$0.14	18.4%
Effects of convertible senior notes	(0.07)	(0.06)
Discontinued Operations	-	-
Net Income per share	$0.83	$0.70	0.13	18.6%
Diluted Shares Outstanding	21,882	21,376	506	2.4%

Diluted Net Income per share
before effect of convertibles notes:
Continuing Operations	$0.90	$0.76	$0.14	18.4%
Discontinued Operations	-	-
Net Income per share	$0.90	$0.76	0.14	18.4%
Diluted Shares Outstanding	19,627	19,121	506	2.6%

LITHIA MOTORS, INC.	Three Months Ended
	September 30,		Increase	% Increase
Unit Sales:	2005	2004	(Decrease)	(Decrease)
New Vehicle	18,926	15,928	2,998	18.8%
Used - Retail Vehicle	12,138	10,741	1,397	13.0
Used - Wholesale	7,147	6,095	1,052	17.3
Total Units Sold	38,211	32,764	5,447	16.6

Average Selling Price:
New Vehicle	$27,345	$28,177	($832)	(3.0)%
Used - Retail Vehicle	15,495	15,336	159	1.0
Used - Wholesale	5,579	5,259	320	6.1

Key Financial Data:
Gross Profit Margin	16.4%	16.5%
SG&A as a % of Gross Profit	70.5%	72.9%
Operating Margin	4.4%	4.0%
Pre-Tax Margin	3.5%	3.2%

Gross Margin/Profit Data
New Vehicle Retail	7.7%	7.9%
Used Vehicle Retail	15.7%	14.2%
Used Vehicle Wholesale	1.6%	3.2%
Service, Body & Parts	47.9%	48.6%
New Retail Gross Profit/Unit	$2,105	$2,228
Used Retail Gross Profit/Unit	$2,439	$2,183
Used Wholesale Gross Profit/Unit	$92	$166
Finance & Insurance/Retail Unit	$1,061	$1,036

Same Store Data
New Vehicle Retail Sales	7.8%	-3.0%
Used Vehicle Sales (includes Wholesale)	9.3%	-7.7%
Total Vehicle Sales (excludes fleet)	8.3%	-4.5%
Finance & Insurance Sales	7.0%	0.6%
Service, Body & Parts Sales	4.7%	-0.9%
Total Sales (Excluding Fleet)	7.9%	-4.0%
Total Gross Profit (Excluding Fleet)	6.1%	-0.8%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Nine Months Ended
	September 30,		$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
New Vehicle Sales	$1,327,960	$1,197,810	$130,150	10.9%
Used Vehicle Sales	631,728	566,869	64,859	11.4
Finance & Insurance	85,868	74,963	10,905	14.5
Service, Body & Parts Sales	235,690	214,146	21,544	10.1
Fleet & Other Revenues	20,163	6,378	13,785	216.1
Total Revenues	2,301,409	2,060,166	241,243	11.7
Cost of Sales	1,910,788	1,715,938	194,850	11.4
Gross Profit	390,621	344,228	46,393	13.5
SG&A Expense	287,279	263,239	24,040	9.1
Depreciation/Amortization	10,580	9,158	1,422	15.5
Income from Operations	92,762	71,831	20,931	29.1
Flooring Interest Expense	(17,020)	(12,140)	4,880	40.2
Other Interest Expense	(8,893)	(6,194)	2,699	43.6
Other Expense, net	727	677	50	7.4
Income from continuing operations
before income taxes	67,576	54,174	13,402	24.7
Income Tax Expense	27,024	21,128	5,896	27.9
Income Tax Rate	40.0%	39.0%
Net Income from continuing ops.	40,552	33,046	7,506	22.7%
Income (Loss) from discontinued
operations, net of income taxes	(255)	(257)	(2)	(0.8)
Net Income	$40,297	$32,789	$7,508	22.9%

Diluted Net Income per share
including effect of convertibles notes:
Continuing Operations	$2.08	$1.73	$0.35	20.2%
Effects of convertible senior sub. notes	(0.16)	(0.07)
Discontinued Operations	(0.01)	(0.01)
Net Income per share	$1.91	$1.65	0.26	15.8%
Diluted Shares Outstanding	21,765	20,353	1,412	6.9%

Diluted Net Income per share
before effect of convertibles notes:
Continuing Operations	$2.08	$1.73	$0.35	20.2%
Discontinued Operations	(0.01)	(0.02)
Net Income per share	$2.07	$1.71	0.36	21.1%
Diluted Shares Outstanding	19,510	19,127	383	2.0%

LITHIA MOTORS, INC.	Nine Months Ended
	September 30,		Increase	% Increase
Unit Sales:	2005	2004	(Decrease)	(Decrease)
New Vehicle	47,808	42,985	4,823	11.2%
Used - Retail Vehicle	33,820	31,550	2,270	7.2
Used - Wholesale	18,631	17,747	884	5.0
Total Units Sold	100,259	92,282	7,977	8.6

Average Selling Price:
New Vehicle	$27,777	$27,866	($89)	(0.3)%
Used - Retail Vehicle	15,460	14,984	476	3.2
Used - Wholesale	5,844	5,304	540	10.2

Key Financial Data:
Gross Profit Margin	17.0%	16.7%
SG&A as a % of Gross Profit	73.5%	76.5%
Operating Margin	4.0%	3.5%
Pre-Tax Margin	2.9%	2.6%

Gross Margin/Profit Data
New Vehicle Retail	7.9%	7.8%
Used Vehicle Retail	15.6%	14.4%
Used Vehicle Wholesale	3.2%	3.4%
Service, Body & Parts	48.5%	48.3%
New Retail Gross Profit/Unit	$2,185	$2,187
Used Retail Gross Profit/Unit	$2,419	$2,164
Used Wholesale Gross Profit/Unit	$184	$181
Finance & Insurance/Retail Unit	$1,051	$1,003

Same Store Data
New Vehicle Retail Sales	2.3%	-1.9%
Used Vehicle Sales (includes Wholesale)	3.8%	-7.8%
Total Vehicle Sales (excludes fleet)	2.8%	-3.9%
Finance & Insurance Sales	2.7%	0.6%
Service, Body & Parts Sales	1.9%	3.3%
Total Sales (Excluding Fleet)	2.7%	-3.1%
Total Gross Profit (Excluding Fleet)	3.5%	1.9%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

	September 30, 2005	December 31, 2004
	Unaudited
Cash & Cash Equivalents	$41,687	$29,264
Trade Receivables*	93,086	84,489
Inventory	516,068	536,653
Assets Held for Sale	-	135
Other Current Assets	17,102	12,334
Total Current Assets	667,943	662,875

Real Estate, net	257,221	226,357
Equipment & Leases, net	76,470	73,274
Goodwill, net	252,325	244,532
Other Assets	51,832	49,866
Total Assets	$1,305,791	$1,256,904

Floorplan Notes Payable	$415,134	$450,860
Other Current Liabilities	96,718	85,838
Total Current Liabilities	511,852	536,698

Used Vehicle Flooring	11,000	-
Real Estate Debt	144,568	139,703
Other Long-Term Debt	136,612	127,608
Other Liabilities	51,835	46,949

Total Liabilities	855,867	850,958

Shareholders' Equity	449,924	405,946

Total Liabilities &
Shareholders' Equity	$1,305,791	$1,256,904

* Includes contracts-in-transit of $45,285 and $42,913 for 2005 and 2004.

Other Balance Sheet Data (Dollars in Thousands)

Current Ratio	1.3x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	23%	24%
Working Capital	$156,091	$126,177
Book Value per Basic Share	$23.52	$21.62